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                                             EXHIBIT 10.3


                      AMENDED AND RESTATED
                      EMPLOYMENT AGREEMENT

     AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement")as of January 28, 1998 by and between NATIONAL MEDIA CORPORATION (the "Company"), a Delaware corporation and ROBERT N. VERRATTI (the "Executive").

                           Background

     WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue such employment, all on the terms and conditions set forth herein.

     WHEREAS, the Company and the Executive, based on circumstances that have arisen concerning the Company and the Executive and on the Company's and the Executive's mutual desire to revise previously discussed terms of employment, wish to amend and restate any prior verbal or written agreements concerning the terms of Executive's employment by the Company. Accordingly, in consideration of the mutual covenants and agreements set forth herein and the mutual benefits to be derived herefrom, and intending to be legally bound hereby, the Company and the Executive agree as follows:

     1. Employment.

        a. Duties. During the Term, as hereinafter defined, the Company shall employ the Executive, on the terms set forth in this Agreement, as its Chief Executive Officer. The Executive accepts such employment with the Company and shall perform and fulfill such duties as are reasonably assigned to him hereunder by the Chairman of the Board or the Board of Directors of the Company (the "Board"), devoting his best efforts and a portion of his professional time and attention to the performance and fulfillment of his duties and to the advancement of the interests of the Company, subject only to the direction, approval, control and directives of the Chairman of the Board and the Board. Nothing contained herein shall be construed, however, to prevent the Executive from investing, trading in or managing, for his own account and benefit, stocks, bonds, securities, real estate, commodities or other forms of investments (subject to law and Company policy with respect to trading in Company securities), or serving on noncompetitive corporate boards; or holding any other position with any entity not in competition with the Company.

        b. Place of Performance. In connection with his employment by the Company, the Executive shall be based in the Philadelphia, Pennsylvania or Los Angeles, California metropolitan areas (or at such other location as the Company and Executive may mutually agree) except for required travel on Company business. Company shall furnish Executive with office space, stenographic assistance and such other facilities and services as shall be suitable to Executive's position and sufficient and satisfactory to the Executive for the performance of his duties as Chief Executive Officer.

     2. Term.

     The Executive's employment under this Agreement shall, unless sooner terminated in accordance with the provisions hereof, continue uninterrupted for a term expiring December 31, 1998, As used herein, the term "Term" shall refer to such initial term subject to earlier termination of employment in accordance with Section 8 hereof.

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     3. Compensation.

        a. Salary. During the Term unless this Agreement is sooner terminated in accordance with the provisions hereof, the Executive shall be paid an annual salary of at least $200,000 (the "Base Salary"), payable in installments at such times as the Company customarily pays its other senior executive employees (but in any event no less often than monthly). The Base Salary may be increased (but not decreased) from time to time by the Board of Directors as conditions warrant including, but not limited to, Executive's performance as determined by the Board of Directors. In no event shall Executive's Base Salary be less than $200,000 in any full year during the Term.

        b.   Incentive Pay.

          (1) In addition to the Base Salary provided for in Section 3(a) of this Agreement, the Executive shall during the Term, unless this Agreement is sooner terminated in accordance with the provisions hereof, participate in the Company's 1995 Management Incentive Plan ("MIP"), or such successor plan of bonus, incentive or additional compensation as the Company may hereafter implement.

        c. Options. On July 23, 1997, in connection with the solicitation of Executive's employment with the Company, the Company granted and issued Executive options to purchase 750,000 shares of the Company's Common Stock. The option price per share for such options was established at $4.75 per share. Which was established based upon the lowest closing price of the Company's common stock on the New York Stock Exchange for the ten (10) trading days ending on July 22, 1997. Subject to the Company's agreement set forth in the following paragraph, Executive hereby relinquishes 50,000 of such options. Furthermore, the terms of Executive's options are hereby amended and restated as set forth in the attached form of Amended and Restated Non-Incentive Stock Option Agreement (Non-Plan).

        d. In consideration of Executive's option relinquishment described in c. above, the Company hereby agrees to issue 50,000 new options, out of its 1991 Stock Option Plan, divided equally between Brian J. Sisko and John
J. Sullivan, upon substantially the same terms as Mr. Verratti's options referred to in c. above.

        e. Health Insurance and Other Benefits. During the Term, unless this Agreement is sooner terminated in accordance with the provisions hereof, the Executive shall receive all employee benefits offered by the Company to its senior executives and key management employees, including, without limitation, all pension, profit sharing, retirement, salary continuation, deferred compensation, disability insurance, hospitalization insurance, major medical insurance, medical reimbursement, survivor income, life insurance and any other benefit plan or arrangement established and maintained by the Company, subject to the rules and regulations then in effect regarding participation therein. Unless such change is required by federal, state or local law, the Company shall not make any changes in any employee benefit plan or arrangement that would result in a disproportionately greater reduction in the rights of, or benefits to, the Executive compared with any other senior executive of the Company.

        f. Withholding. The Company may withhold from any compensation, bonus or benefits payable or otherwise conferred by this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     4. Life Insurance.

        a. Generally. At the Executive's option, the Executive may obtain up to $1,000,000 in face amount of term life insurance to be carried on the Executive's life. During the Term, unless

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this Agreement is sooner terminated in accordance with the provisions hereof, the Company shall reimburse, on a semi-annual basis, the premiums paid by the Executive for periods covered by the Term for such insurance upon presentation of invoices duly reflecting such premiums (subject, however, to the limitations on reimbursement set forth in Section 4(b) hereof). The Executive shall be the owner of such life insurance policy and shall have the absolute right to designate the beneficiaries thereunder. The Executive shall be solely responsible for procuring any such life insurance. The Company shall have no independent obligation to procure such life insurance or any other insurance on the life of the Executive (excepting only such insurance as the Company may offer to its executives and key management employees as part of its standard benefit package).

        b. Limitation on Reimbursement Obligation. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to reimburse premium payments under Section 4(a) hereof or otherwise to the extent that such payments exceed the rates which would be obtainable for such insurance on persons of similar age and position who are nonsmokers and otherwise in good health.

     5. Reimbursement of Expenses. During the Term, unless the Agreement is sooner terminated in accordance with the provisions hereof, the Executive shall be reimbursed for all items of travel, entertainment and miscellaneous expenses which the Executive reasonably incurs in connection with the performance of his duties hereunder, provided that the Executive shall submit to the Company such statements and other evidence supporting said expenses as the Company may reasonably require.

     6. Automobile Allowance. During the Term, unless the Agreement is sooner terminated in accordance with the provisions hereof, the Company shall pay Executive a monthly automobile allowance of $600.00.

     7. Vacations. During the Term, unless the Agreement is sooner terminated in accordance with the provisions hereof, the Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, but not less than three (3) weeks in any calendar year. The Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

     8. Termination of Employment.

        a. Death or Total Disability. In the event of the death of the Executive during the Term, this Agreement shall terminate, and the Company shall have no further obligation hereunder except as provided in this Section 8(a). The terms of the option agreements issued pursuant to Section 3 shall control as to the vesting and expiration thereof upon the death of Executive.
 In the event of the Total Disability (as that term is defined below) of the Executive for one hundred eighty (180) days in the aggregate during any consecutive twelve (12) month period during the Term, the Company shall have the right to terminate this Agreement by giving the Executive thirty (30) days' prior written notice thereof, and upon the expiration of such thirty
(30) day period, the Executive's employment under this Agreement shall terminate. If the Executive shall resume his duties within thirty (30) days after receipt of such a notice of termination and continue to perform such duties for four (4) consecutive weeks thereafter, this Agreement shall continue in full force and effect, without any reduction in Base Salary, other compensation and other benefits, and the notice of termination shall be considered null and void and of no effect. Upon termination of this Agreement under this Section 8(a), the Company shall have no further obligations or liabilities under this Agreement, except to pay to the Executive's estate or the Executive, as the case may be, the portion, if any, that remains unpaid of the Base Salary for the period prior to termination.

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          The term "Total Disability," as used herein, shall mean a mental or physical condition which, in the reasonable opinion of an independent medical doctor mutually selected by the Company and the Executive, renders the Executive unable or incompetent to carry out the material duties and responsibilities of the Executive under this Agreement at the time the disabling condition was incurred.

        b. Discharge for Cause. The Company may discharge the Executive for Cause and thereby immediately terminate his employment under this Agreement. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment if the Executive, in the reasonable judgment of the Company, (i) materially breaches any of his agreements, duties or obligations under this Agreement and has not cured or commenced in good faith to cure such breach within thirty (30) days after notice; (ii) embezzles or converts to his own use any funds of the Company or any client or customer of the Company; (iii) converts to his own use or unreasonably destroys any property of the Company, without the Company's consent; (iv) is convicted of a felony; (v) is adjudicated as mentally incompetent; (vi) is habitually intoxicated or is diagnosed by an independent medical doctor to be addicted to a controlled substance or any drug whatsoever; or (vii) appropriates or usurps any client, customer or opportunity of the Company for his own use without the Company's consent. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until the Executive has received thirty (30) days' prior written notice ("Dismissal Notice") of such termination. In the event the Executive does not dispute such determination within thirty (30) days after receipt of the Dismissal Notice, the Executive shall not have the remedies provided pursuant to Section 8(e) of this Agreement.

        c. Termination Prior to Expiration of Term. Either party may terminate this Agreement upon sixty (60) days' prior written notice. Except as provided in Section 8(d) of this Agreement, such termination shall be without liability to either party.

        d.   Termination without Cause or for Good Reason.

            (1) In the event that the Executive's employment is terminated by the Company without Cause, as defined in Section 8(b) of this Agreement, or the Executive shall resign for "Good Reason," as defined in Section 8(d)(ii) of this Agreement, then, to the extent provided below, the Company shall:

             (i) pay the Executive in lieu of other damages, except as specifically provided herein, $300,000. Such amounts shall be payable in installments in accordance with the Company's normal payroll practices until such amount is paid in full. During such period of payments, the restrictions contained in Section 11(a)(i) of this Agreement shall be applicable to Executive. In addition, Executive may accept employment he might not otherwise accept under Section 11(a)(i) of this Agreement, in which event payment of salary received from such other employment shall not be deducted from payments made hereunder; and

              (ii) maintain in full force and effect, for the continued benefit of the Executive for a period of one year after termination or for the balance of the Term, whichever is greater, all employee benefit plans and programs, except option plans and except bonus plans to the extent the Executive is not employed by the Company for all or a portion of the period of measurement for the bonus, in which the Executive was entitled to participate immediately prior to the Executive's discharge or resignation, provided that the Executive's continued participation is possible under the general terms and provisions of such benefit plans and programs, and provided further that any Options unvested and unexercisable at the date of termination shall then become vested and exercisable. In the event that the Executive's participation in any such benefit plan or program is barred, the Company shall arrange to provide the

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Executive with benefits substantially similar to those which the Executive is entitled to receive under such plans and programs. At the end of the period of coverage, the Executive shall have the option to have assigned to him at no cost and with no apportionment of prepaid premiums any assignable insurance policy owned by the Company which relates specifically to the Executive.

           (2) For purposes of this Section 8(d), "Good Reason" shall mean the failure by the Company to comply with the material provisions of this Agreement which failure is not cured within thirty (30) days after notice. Notwithstanding the foregoing, the Executive shall not be deemed to terminate this Agreement for Good Reason unless and until the Company has received five
(5) days prior written notice of termination ("Notice of Termination for Good Reason"). In the event the Company does not dispute such termination within thirty (30) days after receipt of such Notice of Termination for Good Reason, the Company shall not have the remedies provided pursuant to Section 8(e) of this Agreement.

        e. Arbitration. In the event that the Executive disputes a determination that Cause exists for terminating his employment pursuant to
Section 8(b) of this Agreement, or the Company disputes Executive's determination that Good Reason exists for Executive's termination of his Employment pursuant to Section 8(d)of this Agreement, either party disputing this determination shall serve the other with written notice of such dispute ("Dispute Notice") within thirty (30) days after receipt of the Dismissal Notice or Notice of Termination for Good Reason. Within fifteen (15) days thereafter, the Executive may, in accordance with the Rules of the American Arbitration Association ("AAA"), file a petition with the AAA for arbitration of the dispute, the costs thereof to be shared equally by the Executive and the Company unless an order of the AAA provides otherwise and, in such arbitration, each party shall be responsible for his or its legal fees. If Executive files such a petition for arbitration, such proceeding shall also determine all other disputes between the parties relating to Executive's employment, and the parties covenant and agree that the decision of the AAA shall be final and binding and hereby waive their rights to appeal therefrom.

     9. Change in Control. Upon a Change in Control, as hereinafter defined, notwithstanding anything in this Agreement to the contrary, the following terms and provisions shall apply:

        a. If, within thirty (30) days following the Change in Control, there is a Termination of Employment (as defined below), the Executive shall receive an immediate lump sum payment (within thirty (30) days following the Termination of Employment), of $600,000;

        b. If a Termination of Employment does not occur within thirty (30) days following the Change in Control, then the Term of this Agreement shall continue as aforesaid and all of the terms and conditions of this Agreement shall remain in full force and effect until the end of such Term.

         c. As used in this Section 9, "Termination of Employment" shall mean termination of the Executive's employment (i) by the Company for any reason, or (ii) by the Executive's death, Total Disability or resignation.

         d. As used in this Section 9, a "Change in Control" shall be deemed to have taken place if: (i) subsequent to the date hereof, any "Person" (including any individual, firm, corporation, partnership or other entity except the Executive, the Company or any employee benefit plan of the Company or of any Affiliate or Associate (each as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended), and any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the beneficial owner in the aggregate of twenty percent (20%)

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or more of the Common Stock of the Company then outstanding; or (ii) during the Term of this Agreement, individuals who, as of the date of this Agreement, constituted the Board cease for any reason to constitute a majority thereof; or (iii) a combinative transaction with ValueVision International, Inc. is consummated.

     10. No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of his employment by another employer.

11.  Restrictive Covenant.

        a.   Competition.

           (i) Executive will not compete, directly or indirectly, as a compensated or non-compensated director, officer, employee, consultant, agent, representative or otherwise, or as a stockholder, partner or joint venturer, or have any direct or indirect financial interest, including, without limitation, the interest of a creditor, in any business competing directly with the infomercial direct response business of Company or any of its subsidiaries within any geographical area in which the business of Company or its subsidiaries is being conducted during Executive's employment during the "Covenant Period." The Covenant Period shall be (1) the Term of this Agreement or (2) for a period of six (6) months after termination of this Agreement pursuant to Section 8(a) or 8(b) of this Agreement; provided that the Covenant Period shall expire on the date of Executive's termination pursuant to Section 8(c) or 8(d) of this Agreement.

          (ii) Executive further undertakes and agrees that during the Covenant Period he will not, directly or indirectly, employ, cause to be employed, or solicit for employment any of Company's or its subsidiaries' employees.

        b.   Confidential Information.

          (i) Duty of Care. The Executive shall not, directly or indirectly, disclose to any person or entity for any reason or use for the Executive's own personal benefit any Confidential Information (as defined in Section 11(b)(3) hereof) either during the Term or thereafter, despite any early termination of this Agreement, and shall at all times take all precautions reasonably necessary to protect Confidential Information from loss or disclosure to third parties.

            (ii) Return of Confidential Information. Upon the expiration or earlier termination of this Agreement, the Executive shall promptly return to the Company all documents and other tangible property in the Executive's possession or control which constitute, contain or incorporate Confidential Information, whether prepared by the Executive or others.

           (iii) "Confidential Information" Defined. For purposes of this Agreement, "Confidential Information" shall mean all information, whether in written, electronic or oral form, disclosed or known to the Executive in the course of the Executive's employment by the Company, concerning the operations or business of the Company or any of its subsidiaries, including, without limitation, (i) marketing and promotional plans and strategies, (ii) information relating to products conceived, developed in the process of development, (iii) information, including names and addresses, relating to with licensors, suppliers, producers performers and program providers, (iv) information relating to the purchase and placement of media, results of media deployment or media monitoring and tracking

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systems, (v) information relating to rates, costs and facilities for telemarketing, order processing, fulfillment or credit card processing services, (vi) financial information beyond that which is publicly reported by the Company, and (vii) all other proprietary and competitively sensitive information. Notwithstanding the foregoing, Confidential Information shall not include any information which (a) is or becomes within the public domain through no act of the Executive in breach of this Agreement, (b) was lawfully in the possession of the Executive without any restriction on use or disclosure prior to its disclosure hereunder, (c) is lawfully received from another source subsequent to the date of this Agreement without any restriction on use or disclosure, (d) is deemed in writing by the Company no longer to be Confidential Information, or (e) is required to be disclosed by order of any court of competent jurisdiction or other governmental authority.

        c. Injunctive Relief. The parties hereto agree that the remedy at law for any breach of the provisions of this Section 11 will be inadequate and that the Company or any of its subsidiaries or other successors or assigns shall be entitled to injunctive relief without bond. Such injunctive relief shall not be exclusive, but shall be in addition to any other rights and remedies Company or any of its subsidiaries or their successors or assigns might have for such breach.

        d. Scope of Covenant. Should the duration, geographical area or range of prescribed activities in Section 11(a) of this Agreement be held unreasonable by any court of competent jurisdiction, then such duration, geographical area or range of prescribed activities shall be modified to such degree as to make it or them reasonable and enforceable.

     12.  Counsel Fees and Indemnification.

        a. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of his rights under this Agreement, including participation in any proceeding contesting the validity or enforceability of this Agreement and any arbitration proceeding pursuant to Section 8(e) of this Agreement, the Executive shall be entitled to recover from the Company his reasonable attorney's fees and costs and expenses in connection with the enforcement of his rights. No fees shall be payable if the Company is successful on the merits.

        b. The Company shall indemnify and hold Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by Executive, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or, proceeding) in which Executive is made or is threatened to be made a party by reason of any act or omission of Executive in his capacity as an officer, director or employee of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company to procure a judgment in its favor. Expenses (including attorneys' fees) incurred by the Executive in defending any civil, criminal, administrative, or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Section 12(b).

     13.  Miscellaneous.

        a. Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and shall either be hand-delivered to the other party or mailed to the addresses set forth below by registered or certified mail, return receipt requested or sent by overnight

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express mail or courier or facsimile to such address, if a party has a facsimile machine. Notice shall be deemed to have been given and received when so hand- delivered or after three business days when so deposited in the U.S. Mail, or when transmitted and received by facsimile or sent by express mail properly addressed to the other party. The addresses are:

          To the Company:

             National Media Corporation
             1835 Market Street
             Philadelphia, PA  19103
             FAX #:  (215) 988-4900
             Attn:  Corporate Secretary

          To the Executive:

             Mr. Robert N. Verratti
             100 Grays Lane
             Unit 200
             Haverford, PA  19014

The foregoing addresses may be changed at any time by notice given in the manner herein provided.

        b. Integration; Modification. This Agreement dated the date hereof constitutes the entire understanding and agreement between the Company and the Executive regarding its subject matter and supersedes all prior negotiations and agreements, whether oral or written, between them with respect to its subject matter. This Agreement may not be modified except by a written agreement signed by Executive and a duly authorized officer of the Company.

        c. Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

        d. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, including their respective heirs, executors, successors and assigns, except that this Agreement may not be assigned by the Executive. This Agreement supersedes the Prior Employment Agreement, which is hereby deemed null and void and of no further force or effect.

        e. Waiver of Breach. No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or the breach of any other term or covenant set forth in this Agreement. Moreover, the failure of either party to exercise any right hereunder shall not bar the later exercise thereof.

        f. Governing Law and Interpretation. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws rules. Each of the parties

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agrees that he or it, as the case may be, shall deal fairly and in good faith with the other party in performing, observing and complying with the covenants, promises, duties, obligations, terms and conditions to be performed, observed or complied with by him or it, as the case may be, hereunder; and that this Agreement shall be interpreted, construed and enforced in accordance with the foregoing covenant notwithstanding any law to the contrary.

        g. Headings. The headings of the various sections and paragraphs have been included herein for convenience only and shall not be considered in interpreting this Agreement.

        h. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been executed by the Executive and on behalf of the Company by its duly authorized officers and approved by its Compensation, Committee, as of the date first above written.

Attest:                            NATIONAL MEDIA CORPORATION


                                       By: /s/ Frederick S. Hammer
------------------------                  ------------------------------
Secretary                                 Frederick S. Hammer, Chairman



                                          /s/ Robert N. Verratti
                                          -------------------------------
                                          Robert N. Verratti


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